Exhibit 4.22

Chorus UFB Services Agreement

General Terms

CONTENTS

AGREEMENT	3
CONTACT DETAILS	4
Chorus contact details	4
Service Provider contact details	4
1. CONSTRUCTION	5
2. INITIATION	8
3. CONNECTING TO THE LFC NETWORK	8
4. ORDERING SERVICES	10
5. SUPPLY OF SERVICES	11
6. FAULTS	12
7. PAYMENT	13
8. SECURITY REQUIREMENTS	15
9. THE SERVICE PROVIDER’S RESPONSIBILITIES	16
10. END USERS	17
11. FORECASTING	18
12. LFC EQUIPMENT	18
13. PERSONAL PROPERTY RIGHTS	20
14. INTELLECTUAL PROPERTY RIGHTS	20
15. INFORMATION	21
16. RECORDS	22
17. INDEMNITIES	22
18. LIABILITY	23
19. FORCE MAJEURE	24
20. DISPUTE RESOLUTION	24
21. SUSPENSION OF SERVICES	26
22. TERMINATION	26
23. CONSEQUENCES OF TERMINATION	27
24. CHANGES	28
25. PRODUCT FORUM	30
26. GENERAL	31
27. DEMERGER OF TELECOM	33

Chorus UFB Services Agreement
General Terms

AGREEMENT

Between:

Chorus (the LFC)	a New Zealand registered company (Chorus New Zealand Limited (company number 3454256)).

Signature of authorised person:

Name of authorised person:

Position of authorised person:

Date:

And

Telecom (the Service Provider)	a New Zealand registered company (Telecom New Zealand Limited (company number 391406)).

Signature of authorised person:	/s/ DAVID HAVERCROFT

Name of authorised person:	DAVID HAVERCROFT

Position of authorised person:	GROUP CHIEF TECHNOLOGY OFFICER

Date:

Chorus UFB Services Agreement
General Terms

CONTACT DETAILS

Chorus contact details

Contact person:

Address for service:	Chorus House, Level 3 9 Hopetoun Street Auckland

Postal address:	P O Box 6640 Wellesley Street Auckland

Fax number:	+64 9 300 1070

Service Provider contact details

Company name:	Telecom New Zealand Limited

Company number:	391406

Contact person:	Chief Product Officer (currently Rod Snodgrass)

Address for service:	Level 2, Telecom Place

167 Victoria Street West

Auckland 1142

Postal address:	Level 2, Telecom Place

167 Victoria Street West

Auckland 1142

Fax number:

Chorus UFB Services Agreement
General Terms

1.	CONSTRUCTION

1.1	Agreement: This Agreement comprises the attached cover pages (signed by both parties), these General Terms, the Price List and each Service Order.

1.2	Precedence: If there is any conflict or inconsistency between any of the documents forming part of this Agreement, the order of precedence is:

(a)	any Agreement Change, Required Change or Core Price Change (each as defined in clause Error! Reference source not found.), unless the parties otherwise agree in writing;

(b)	these General Terms;

(c)	the Price List;

(d)	each Service Order (in order of acceptance, with the most recent Service Order having the highest precedence) and, in relation to the documents forming part of the Service Order:

(i)	the base terms of that Service Order;

(ii)	the applicable Service Level Terms;

(iii)	the applicable Service Description; and

(iv)	the applicable Operations Manual; and

(e)	the cover pages.

1.3	Defined terms: In this Agreement, unless the context requires otherwise:

Agreement has the meaning given in clause 1.1;

Ancillary Charges means all amounts payable under this Agreement by the Service Provider for Ancillary Services, as further described in the Price List;

Ancillary Service means a service or equipment set out in the Service List supplied in connection with a Wholesale Service;

Base Wholesale Services means:

(a)	the Baseband Service and ATA Voice Service;

(b)	the following Bitstream 2 Service templates:

(i)	GPON Residential Entry (30/10 with 2.5 Mbps CIR symmetrical);

(ii)	GPON Residential Entry - Triple Play (30/10 with 10 Mbps down/2.5 Mbps up CIR);

(iii)	GPON Business Entry (30/10 with 5 Mbps CIR symmetrical);

(iv)	GPON 100/50 - Triple Play (100/50 with 10 Mbps down/2.5 Mbps up CIR);

(c)	the following Bitstream 3 Service template:

(i)	GPON 100/100 (with 2.5 Mbps CIR symmetrical);

(d)	the following Bitstream 3A Service template:

(i)	GPON 100/100 (HP 2.5 Mbps CIR symmetrical; LP 2.5 Mbps CIR symmetrical);

[(ii)	P2P 100/100 Mbps;

(iii)	P2P 1 Gbps;

(e)	the Direct Fibre Access Service;

(f)	the following Bitstream 4 Service templates:

(i)	P2P 100/100 Mbps;

(ii)	P2P 1 Gbps;

(iii)	P2P 10Gbps;

(g)	UFB Handover Connection Service including the 1 Gbps and 10 Gbps E-NNI ports; and

(h)	the Central Office and POI Co-location Service;

which are each further described in their applicable Service Descriptions;

Chorus UFB Services Agreement
General Terms

Bill Rate means the average 90 day bank bill mid rate as quoted on Reuters Screen page BKBM or the equivalent page replacing page BKBM (known at the date of these terms as the FRA rate) at or about 10.45 am on the relevant date or, if at that time page BKBM or the equivalent replacement page is not available, the last rate quoted on that page before it became unavailable;

Business Day means a calendar day, other than a Saturday, a Sunday, a New Zealand public holiday, or a regional anniversary day in the region in which the Service Provider is providing services (as the context requires);

Business Hours means 8 a.m. to 5 p.m. on a Business Day;

Candidate Area means, in relation to a Wholesale Service, a part of the geographic area in which the Wholesale Service is available, as described in the applicable Operations Manual;

CFH means Crown Fibre Holdings Limited, a New Zealand registered company (number 2346751);

Core Charges means all amounts payable under this Agreement by the Service Provider for Wholesale Services, as further described in the Price List;

Core Service Level has the meaning set out in the applicable Service Level Terms;

Charges means the Core Charges and the Ancillary Charges;

Effective Date means the date that this Agreement is signed by both parties or, if two dates, the later date;

Emergency means an event or circumstance requiring the LFC to take immediate action:

(a)	to protect the LFC Network, the Services or the network of another service provider; or

(b)	to respond to an actual or suspected Network Threat, or to comply with an order or instruction of CFH, a Crown agency or any other competent authority in connection with a Network Threat which the LFC is required to comply with as a matter of law; or

(c)	to provide or safeguard network access and capacity for essential services; or

(d)	to mitigate or eliminate a threat to the safety or health of any person or property;

End User means the recipient of a retail service dependent on a Service;

External Event means an event that is caused by an act or omission of, or by any equipment of, any person other than the LFC and its contractors and agents;

Force Majeure Event means an event or circumstance beyond the reasonable control of either party that makes it impossible or illegal to perform, or prevents compliance with or the performance of, a party’s obligations under this Agreement, including:

(a)	fire, flood, storm, tempest, earthquake or other act of God;

(b)	any act of a public enemy, war, riot, or act of civil or military authority;

(c)	nuclear, chemical or biological contamination; and

(d)	any act of a third party (not being an employee, agent or contractor of that party) engaged in subversive or terrorist activity or sabotage;

but does not include an event to the extent that:

(e)	the effect of that event could have been substantially prevented, avoided or mitigated by;

(i)	implementing any contracted business continuity or disaster recovery service or any contingency plan agreed between the parties or that a party has represented it has in place; or

(ii)	exercising a reasonable standard of care; or

(iii)	using information provided by the other party or information that is available in the public domain; or

(f)	it is an event that the party affected is or was directly responsible for; or

(g)	that event is constituted or caused by any failure of a contractor or supplier of the party seeking to rely on clause 19 unless and to the extent that the contractor or supplier was itself affected by an event that, if it occurred in relation to either party, would have been a Force Majeure Event; or

(h)	the event is constituted or caused by the insolvency of either party or a contractor or supplier of the party seeking to rely on clause 19, or lack of funds for any reason; or

(i)	risks associated with the event have been accepted by the affected party by the terms of this Agreement; or

(j)	the event is constituted or caused by a change in law;

General Terms means clauses 1 to 27 of this Agreement, including LFC (End User) Terms which are referred to in the General Terms;

GPON Wholesale Services means the following subset of the Base Wholesale Services:

(a)	the following Bitstream 2 Service templates:

(i)	GPON Residential Entry (30/10 with 2.5 Mbps CIR symmetrical);

Chorus UFB Services Agreement
General Terms

(ii)	GPON Residential Entry -Triple Play (30/10 with 10Mbps down/2.5 Mbps up CIR);

(iii)	GPON Business Entry (30/10 with 5 Mbps CIR symmetrical);

(iv)	GPON 100/50 Triple Play (100/50 with 10 Mbps down/ 2.5 Mbps up CIR);

(b)	the following Bitstream 3 Service template:

(i)	GPON 100/100 (with 2.5 Mbps CIR symmetrical);

(c)	the following Bitstream 3A Service template:

(i)	GPON 100/100 (HP 2.5 Mbps CIR symmetrical; LP 2.5 Mbps CIR symmetrical);

GST means goods and services tax, as defined in the Goods and Services Tax Act 1985;

Interconnection Point means, in respect of any dark fibre Wholesale Services, the central office or point of interconnection to the LFC Network and, in respect of all other Wholesale Services, the point of interconnection to the LFC Network, each as described in the applicable Service Description;

LFC (End User) Equipment means any connecting line and ail associated equipment and infrastructure that the LFC installs or provides (or any of the LFC’s predecessors has installed or provided) on premises occupied by an End User, excluding equipment provided to the LFC by the Service Provider for installation at the premises;

LFC (End User) Terms means the LFC’s standard terms for use of LFC (End User) Equipment, available at www.chorus.co.nz/lfc equipment and as amended from time to time by the LFC;

LFC Equipment means the LFC (End User) Equipment and the LFC (Service Provider) Equipment;

LFC (Service Provider) Equipment means any equipment (including software) that the LFC provides to the Service Provider in connection with a Wholesale Service;

LFC Network means the telecommunications network that the LFC uses to provide Wholesale Services to the Service Provider, including the LFC (End User) Equipment but excluding the LFC (Service Provider) Equipment and anything on the Service Provider’s side of the Interconnection Point;

Minimum Service Term means the minimum term for supply by the LFC of a Wholesale Service, being:

(a)	the period of 12 months following the applicable Service Start Date; or

(b)	any longer period specified in the applicable Service Order or otherwise agreed between the parties in writing;

Minimum Standard means a G.711A codec standard, a packetisation rate of 10ms and a maximum delay allowance for jitter of 20ms, and providing an analogue interface compliant with PTC 220 Section 5;

Multi Dwelling Unit has the meaning given to that term in the Operations Manuals;

NBAP has the meaning given to that term in the Operations Manuals;

Network Threat means any External Event that is likely to result in harm, degradation or loss of service to the LFC Network, the Service Provider, Resellers or End Users or a threat to national security if allowed to spread or continue;

Operational Readiness Programme means the programme of work to be undertaken by the Service Provider to prepare for connection to the LFC Network, including the testing and commissioning of processes, products and interfaces, as described in the Operations Manuals;

Operations Manual means the operations manual for a Wholesale Service, maintained by the LFC and available at www.chorus.co.nz/operations manual as amended from time to time;

Price Cap means a price cap published by CFH on its website;

Price List means the list of Charges payable by service providers for Wholesale Services and Ancillary Services which is available at www.chorus.co.nz/price list as amended from time to time by the LFC;

Product Forum has the meaning given in clause 25.1(a);

Reseller means any customer receiving Services from the Service Provider, other than an End User;

Security Requirements means the requirement under clause Error! Reference source not found. to either have an Acceptable Credit Rating or provide a Security;

Service means a Wholesale Service or an Ancillary Service;

Service Description means the detailed description of a Service, including the applicable specifications which is available at www.chorus.co.nz as amended from time to time by the LFC;

Service Level Terms means the description of the service levels and service rebates applicable to a Service;

Service List means the list of Services comprised in the Service Descriptions and the Price List, as amended from time to time by the LFC;

Chorus UFB Services Agreement
General Terms

Service Order means a Service Request accepted by the LFC in accordance with clause 4.4(b)(i), and includes the Service Description, Service Level Terms, Operations Manual and Charges applicable to the Services to be provided by the LFC that are the subject of that Service Request;

Service Request means a written or electronic request for the supply of a new Wholesale Service or Ancillary Service, or a move, add, change or termination of an existing Wholesale Service or Ancillary Service provided by the LFC under this Agreement, issued by the Service Provider to the LFC in accordance with the Operations Manual applicable to that Service;

Service Start Date means the date that the LFC activates or otherwise makes available a Service ordered by the Service Provider;

Single Dwelling Unit has the meaning given that term in the Operations Manuals;

Term means the duration of this Agreement, described in clause 2.1; and

Wholesale Services means any or all of the wholesale telecommunications services (and may include (where the context permits) any other services or equipment associated with the supply of those services) set out in the Service List, but does not include Ancillary Services.

2.	INITIATION

2.1	Term: This Agreement has effect from the Effective Date and will continue until terminated in accordance with clause Error! Reference source not found.

2.2	Conditions: The LFC’s performance of any obligations under this Agreement is conditional upon the Service Provider:

(a)	completing the Operational Readiness Programme to the reasonable satisfaction of the LFC;

(b)	fulfilling the Security Requirements;

(c)	connecting to the LFC Network at the applicable Interconnection Point; and

(d)	demonstrating, to the reasonable satisfaction of the LFC, that the Service Provider has taken steps to ensure that all End Users will be bound by the LFC (End User) Terms.

2.3	Reasonable assistance: The LFC will provide the Service Provider with such assistance as the Service Provider reasonably requires to comply with the conditions in clauses 2.2(a) and (c).

2.4	Failure of conditions: The LFC may terminate this Agreement for irremediable breach under clause 22.1(a) if:

(a)	the Service Provider has not continued to meet the Security Requirements during the Term, and the Service Provider has not remedied that breach within the period of 20 Business Days following the date that the LFC has given the Service Provider notice of such failure; or

(b)	the condition set out in clause 2.2(d) has not been met by the Service Provider, or waived by the LFC, within the period of 20 weeks following the Effective Date (or such later date as the LFC may agree).

2.5	Contract Management: Each party will appoint and maintain throughout the Term a suitably qualified and experienced person as account manager. Each account manager will supervise the performance of his or her appointing party’s obligations under, and liaise with the other party’s account manager regarding all aspects of, this Agreement. The initial account managers appointed by each party are named on the cover page of this Agreement.

3.	CONNECTING TO THE LFC NETWORK

3.1	Interconnection Point: The Service Provider is responsible for connecting to the LFC Network at the Interconnection Point. The LFC may only change an Interconnection Point if a change is necessary to protect the security or integrity of that interconnection Point in order to maintain the continuity of supply of the Wholesale Services. In the event of any such change:

(a)	the LFC will give the Service Provider not less than six months’ notice, unless the change is required to respond to an Emergency (in which case the LFC will give the Service Provider as much notice as is practicable in the circumstances, acting reasonably);

Chorus UFB Services Agreement
General Terms

(b)	the LFC will consult in good faith with the Service Provider during the notice period to understand the implications of the change for the Service Provider and will use all reasonable endeavours to mitigate the cost to the Service Provider of reconnection to a new Interconnection Point, and will not charge the Service Provider any fee for that reconnection;

(c)	the Service Provider will be responsible, at its own cost, for reconnecting to the LFC Network at the new Interconnection Point or Interconnection Points, including managing customer migration and data transfers; and

(d)	the change management process set out in clause 24 will not apply, except for the consultation provisions in clause 24.5.

If a negligent act or omission of the LFC or its contractors or agents has directly given rise to the need for a change to the Interconnection Point to protect the security or integrity of that Interconnection Point, then clauses 3.1(a), (b) and (d) (but not clause 3.1(c)) will apply, and:

(e)	the LFC will reimburse the Service Provider for its reasonable costs in reconnecting to the LFC Network at the new Interconnection Point or Interconnection Points, including managing customer migration and data transfers; and

(f)	such reconnection, migration and transfers will be carried out in the way (consistent always with good industry practice) that the LFC considers to be the most efficient.

3.2	Network management: The LFC will pass through to the Service Provider signalling and network management information delivered to its ports, so that the Service Provider has transparency of information between the UNI port and the Interconnection Point to the extent reasonably required to enable the Service Provider to manage its services. The LFC may, with the Service Provider’s consent, delegate management control of the relevant UNI ports to the Service Provider (while retaining overall management control).

3.3	Service Provider equipment: In relation to all equipment (including software):

(a)	used by the Service Provider or Resellers to connect to the LFC Network or the LFC Equipment; or

(b)	provided to End Users by the Service Provider or Resellers;

the Service Provider (in the case of Service Provider equipment (including software)):

(c)	is responsible for selecting, supplying and maintaining that equipment, and will ensure that each item of equipment meets applicable standards set out in the Operations Manuals;

(d)	will test that equipment to ensure that it will work in connection with the LFC Network;

(e)	will follow the LFC’s reasonable directions in relation to the connection of that equipment; and

(f)	will make any modifications to that equipment that the LFC reasonably requires to avoid any danger or interference that equipment may cause to the Wholesale Services, other network operators, other service providers’ services, the LFC Equipment or the LFC Network;

and in the case of Reseller equipment (including software), the Service Provider will procure that the Reseller carries out each of the obligations in clauses 3.3(c) to (f).

3.4	LFC Equipment: If an End User causes any damage to any LFC Equipment or the LFC Network, then subject to the Service Provider having complied at all relevant times with clauses 2.2(d) and 10.2(d), the Service Provider will only be responsible to the LFC for damage to the Optical Network Termination unit caused by the End User and not to any other part of the LFC Equipment or the LFC Network. The Service Provider will discharge this responsibility by reimbursing the LFC for the reasonable cost of repairing or replacing the Optical Network Termination unit.

3.5	LFC premises:

(a)	If the supply of any Service requires the location of Service Provider equipment (which for these purposes includes Reseller equipment) on the LFC’s premises, the LFC will:

(i)	ensure that the Service Provider’s representatives have safe access to those premises at any time in accordance with the applicable Operations Manual so that they can install, inspect, maintain, replace or remove the equipment;

(ii)	provide a safe and secure operating environment for the equipment;

(iii)	use its best endeavours to protect the equipment from environmental hazards (including radio or electrical interference, power fluctuations and other abnormal environmental conditions);

(iv)	use all reasonable endeavours to protect the equipment from alteration, repair, movement or other interference, except by the Service Provider or with the Service Provider’s prior written consent;

Chorus UFB Services Agreement
General Terms

(v)	immediately notify the Service Provider if it becomes aware:

(A)	of any damage or unauthorised access to the equipment; or

(B)	that the equipment requires maintenance;

(vi)	not damage or interfere with the equipment, and promptly notify the Service Provider if it is lost, stolen or damaged; and

(vii)	not sell, lease, encumber, or part with possession of, that equipment

(b)	The Service Provider will ensure that, when attending the LFC’s premises, its representatives comply with the LFC’s reasonable directions, and all health, safety and security policies and procedures notified to the Service Provider by the LFC during the Term.

3.6	Capacity: The parties acknowledge that the Service Provider is responsible for maintaining sufficient equipment, processes and capacity (including spares, redundancy and backhaul) to operate and maintain its network and services.

3.7	LFC consents: Subject to clauses 12.2 and 12.3, the LFC will be responsible for obtaining and maintaining any and all third party authorisations, licences and consents required by the LFC generally to operate the LFC Network, including local territorial authority, council and Land Transport Agency consents for network construction and civil works.

3.8	Service Provider consents: Subject to clause 3.7, if the Service Provider needs a third party authorisation, licence or consent to supply a Service (or another service dependent on that Service) to a Reseller or End User:

(a)	it will be responsible for obtaining that authorisation, licence or consent; and

(b)	the LFC will promptly notify the Service Provider if it becomes aware that the Service Provider does not have that authorisation, licence or consent.

4.	ORDERING SERVICES

4.1	Service List: The Service List describes the Wholesale Services and Ancillary Services available to be provided by the LFC under this Agreement. During the Term the Service Provider may request the supply of a Service in accordance with the terms of this clause Error! Reference source not found.

4.2	Pre-qualification system: The LFC will maintain a pre-qualification system in accordance with the Operations Manuals.

4.3	Service Request: The Service Provider may:

(a)	request the supply of a Service; or

(b)	request a change to an existing Service; or

(c)	terminate an existing Service,

by completing and delivering to the LFC a Service Request, in accordance with the process set out in the Operations Manual applicable to that Service.

4.4	Service Order: The following process will govern the formation of Service Orders, except to the extent expressly varied by the Operations Manual applicable to the Wholesale Service and associated Ancillary Services that are the subject of the Service Order.

(a)	Within four Business Hours following receipt of a Service Request the LFC will acknowledge receipt.

(b)	Following acknowledgement of receipt of a Service Request the LFC will, within the timeframe set out in the applicable Operations Manual, notify the Service Provider that either:

(i)	the Service Request is accepted (and becomes a Service Order), setting out the order number and the planned Service Start Date for the new or changed Wholesale Service and associated Ancillary Services (as applicable); or

(ii)	further information is reasonably required before the Service Request can be accepted, identifying the information required; or

Chorus UFB Services Agreement
General Terms

(iii)	if it has good cause to reject the Service Request (acting reasonably), that the Service Request is rejected, giving reason(s).

(c)	The Service Provider may withdraw a Service Request by notice to the LFC at any time before the Service Request is accepted in accordance with clause 4.4(b)(i).

(d)	A Service Order will bind the LFC and the Service Provider, and form part of this Agreement, from the date that the Service Request that constitutes the Service Order is accepted by the LFC in accordance with clause 4.4(b)(i).

(e)	Unless specifically agreed otherwise in a Service Order, the Service Provider may request a change to a Service Order at any time prior to the planned Service Start Date, by notice to the LFC. Clause 4.4(b) will apply to that change request as if it was a Service Request.

(f)	If the actual Service Start Date for a Service is later than the planned Service Start Date set out in a Service Request accepted under clause 4.4(b)(i), any service rebate payable under clause 6.5 in relation to that Service will be calculated from the planned Service Start Date.

4.5	Availability: The Service Provider acknowledges that inclusion of a Service in the Service List does not guarantee that the Service will be available to be provided at the time when a Service Request is issued. In particular, Services may not be available due to the geographic or technical capability of the LFC Network, because the Service has not yet been launched by the LFC, or because LFC Equipment is temporarily unavailable due to, for example, network build and deployment. The LFC will, from time to time, advise the Service Provider of the geographic locations in which the Services are available.

4.6	Specifications: The specifications of a Service are set out in the applicable Service Description. The LFC will provide the Service to meet those specifications. The LFC is free to determine the manner in which it uses technology to provide a Service. The LFC will commence consulting with the Service Provider through the Product Forum at a reasonable time in advance of any material change to the technology used to provide a Service which may affect the Service Provider.

5.	SUPPLY OF SERVICES

5.1	Start supply: The LFC will make the supply of the Wholesale Service and associated Ancillary Services available to the Service Provider on the Service Start Date specified in the applicable Service Order or, if no Service Start Date is specified, in accordance with the provisioning service level under the applicable Service Level Terms.

5.2	End supply:

(a)	Subject to clause 5.2(d), from 1 June 2014 the LFC may end the supply of a Wholesale Service if:

(i)	the Wholesale Service is no longer viable or the LFC is otherwise unable to continue to provide the Wholesale Service, by giving not less than 24 months’ notice to the Service Provider; or

(ii)	the LFC decides, in its sole discretion, to withdraw the Wholesale Service from general availability and replace it with a new Wholesale Service, by giving not less than 12 months’ notice to the Service Provider.

(b)	If the LFC gives notice under clause 5.2(a) of its intention to end the supply of a Wholesale Service it will:

(i)	attach to that notice a plan for the migration of the Service Provider from that Wholesale Service to (at the Service Provider’s election) another Wholesale Service or, where applicable, to any replacement wholesale telecommunications services (Replacement Wholesale Service);

(ii)	provide reasonable assistance to the Service Provider to assist the Service Provider in migrating from that Wholesale Service to (at the Service Provider’s election) another Wholesale Service or, where applicable, to any Replacement Wholesale Service;

(iii)	not accept any new Service Request for the supply of the Wholesale Service if that Service Request is received on or after the date on which the LFC makes the supply of the Replacement Wholesale Service available to the Service Provider or, where no Replacement Wholesale Service is being provided, 12 months after the date of the LFC’s notice under clause 5.2(a); and

(iv)	if the notice period expires during the Minimum Service Term applicable to the Wholesale Service, continue to supply the Wholesale Service on the terms of the applicable Service Order until the expiry of that Minimum Service Term, unless the parties agree otherwise.

(c)	Early termination charges will not apply if the LFC ends the supply of a Wholesale Service under this clause 5.2.

Chorus UFB Services Agreement
General Terms

(d)	The LFC may not end supply of a Base Wholesale Service before 31 December 2019 unless, subject to clause 5.2(e), the LFC provides a replacement service approved by CFH that delivers at least those performance characteristics at the same price as the withdrawn Base Wholesale Service. If CFH approves any replacement service in accordance with this clause then this clause will continue to apply to that replacement service.

(e)	A GPON Wholesale Service (or a replacement of that GPON Wholesale Service) may be withdrawn by the LFC on or after 1 January 2015 (and not be replaced) if, over the preceding 12 month period, the relevant service has been supplied (as an input service) to less than 5% of the end users receiving GPON Wholesale Services (from all service providers) over the LFC Network in that period.

5.3	Continuity of supply: A Service Order will continue until terminated in accordance with this Agreement. A change to a Service Order will not initiate a new Service Order, or cause the existing Service Order to terminate, unless expressly agreed in writing. In particular, a change to a Service Order that is implemented by the LFC electronically and does not require a physical visit to a site or Interconnection Point will not cause the Service Order to terminate.

5.4	Service standards: When providing a Service the LFC will:

(a)	use reasonable care and skill;

(b)	meet the specifications for that Service, as set out in the applicable Service Description; and

(c)	meet the Core Service Levels for that Service, as set out in the applicable Service Level Terms and including any specific service levels that the parties have agreed in writing will apply in respect of an individual Reseller or End User (subject always to the LFC’s obligation to provide Wholesale Services on a non-discriminatory basis).

5.5	Maintaining the LFC Network: Without prejudice to the LFC’s obligations to meet the availability service levels specified in the Service Level Terms, the LFC may temporarily suspend or restrict a Service in order to carry out maintenance or development work on the LFC Network. In doing so the LFC will, unless the suspension or restriction is required to respond to an Emergency:

(a)	give the Service Provider not less than five Business Days’ notice of the suspension or restriction;

(b)	use best endeavours to ensure that the suspension or restriction takes place during the planned outage window for that Service, as specified in the applicable Operations Manual;

(c)	use its best endeavours to minimise disruption to the Service Provider, Resellers and End Users; and

fully reinstate the Service as soon as the maintenance or development work is completed.

6.	FAULTS

6.1	Responsibility for Faults:

(a)	The LFC is responsible for monitoring, diagnosing, repairing and resolving any fault in a Wholesale Service, the LFC Network or the LFC Equipment (a Fault) in accordance with the procedures set out in each applicable Operations Manual.

(b)	The LFC is not responsible for any fault in the Service Provider’s equipment or network but may, at the Service Provider’s request and cost, agree to fix such faults. Where that fault arises as a result of a breach of this Agreement by the LFC or any of its contractors or agents, the cost of fixing such faults will be borne by the LFC.

(c)	The LFC will provide such access to the LFC’s operational support systems and business support systems, documentation and training as is necessary for the Service Provider to meet its clause 6.2 obligations.

6.2	Reporting of Faults:

(a)	The Service Provider will use its best endeavours to operate, throughout the Term, a competent and sufficiently resourced Fault reporting service for its Resellers and End Users.

(b)	Before reporting a Fault to the LFC the Service Provider will:

(i)	confirm the presence of the Fault;

(ii)	perform an initial diagnosis to identify where the Fault has arisen;

(iii)	use its reasonable endeavours to investigate the Fault and to find out all relevant information from Resellers and End Users; and

Chorus UFB Services Agreement
General Terms

(iv)	use its reasonable endeavours to confirm that the fault is a Fault that the LFC is responsible for under clause 6.1.

(c)	If the Service Provider’s diagnosis of a fault indicates that it is a Fault that the LFC is responsible for, the Service Provider will report that Fault to the LFC in accordance with the procedure set out in the applicable Operations Manual.

6.3	Fault affecting a Wholesale Service: If the LFC discovers a Fault that affects a Wholesale Service provided to the Service Provider under this Agreement, it will promptly notify the Service Provider of that Fault.

6.4	Resolution of Faults:

(a)	The LFC will use its best endeavours to diagnose and resolve each Fault promptly, and in any event will diagnose and resolve each Fault in accordance with the applicable Core Service Levels set out in the Service Level Terms for the applicable Wholesale Service.

(b)	The Service Provider will give the LFC and its representatives such access to the Service Provider’s premises as the LFC considers reasonably necessary to diagnose and resolve a Fault, and will use all reasonable endeavours to ensure that Resellers and End Users do the same (which may require the LFC entering the Reseller’s premises as a contractor to the Service Provider).

6.5	Service rebate:

(a)	The LFC will provide each Service to meet or exceed the Core Service Levels set out in the Service Level Terms applicable to that Service, in accordance with clause 5.4.

(b)	If the LFC fails to meet a Core Service Level it will, subject to clause 6.5(c) and the applicable Service Level Terms, credit an amount equal to the applicable service rebate set out in the Service Level Terms (a service rebate) to the next invoice payable for that Service.

(c)	No service rebate will be payable for a failure to meet a Core Service Level if that failure was caused by the suspension, restriction or cessation of the applicable Service in accordance with clauses 5.2(a), 21 (excluding clause 21.1(a)) or Error! Reference source not found..

(d)	If, as a result of one incident or set of circumstances, the LFC fails to meet two or more Core Service Levels in respect of an instance of a Service provided in respect of the same End User, the LFC will only be obliged to provide a rebate for the failure to meet one of those Core Service Levels (the greater of the rebates).

7.	PAYMENT

7.1	Charges:

(a)	The Service Provider will pay the Charges, plus GST (if any) in accordance with this clause 7.

(b)	Except as expressly provided otherwise in this Agreement, recurring Charges (as indicated in the Price List) will be invoiced in advance, and transactional and ancillary Charges (as indicated in the Price List) will be invoiced in arrears.

(c)	The LFC will ensure that the Charges do not exceed the Price Caps.

7.2	Additional charges: The LFC may charge (as part of the Ancillary Charges) the Service Provider on a time and materials basis, in accordance with the schedule of hourly rates for LFC personnel set out in the Price List, to recover any costs that it incurs (acting reasonably):

(a)	as a direct result of any rework required to implement a change to a Service Order made in accordance with clause 4.4(e), where the LFC has commenced fulfilment of the Service Order before the change request is made;

(b)	in the identification, diagnosis and resolution of any fault, and restoration of the Wholesale Service, LFC Network or LFC Equipment (as applicable), if the fault:

(i)	is caused by an act or omission of, or by any equipment of, the Service Provider, a Reseller or an End User; or

(ii)	fails outside the scope of the LFC’s responsibilities (set out in clause 6.1); or

(iii)	is reported by the Service Provider but cannot be identified or replicated by the LFC,

but will seek the Service Provider’s express authorisation before diagnosing or resolving a clause 7.2(b)(ii) fault unless the diagnosis or resolution is required to respond to an Emergency. The LFC will reimburse the Service Provider for any amount charged by the LFC to the Service Provider for any clause 7.2(b)(ii) or 7.2(b)(iii) fault that is subsequently found to be a Fault for which the LFC is responsible;

Chorus UFB Services Agreement
General Terms

(c)	as a direct result of any Fault that the Service Provider has knowledge of, but fails to diagnose and report in accordance with clauses 6.2(b) and 6.2(c); and

(d)	as a direct result of any failure by the Service Provider to give to, or procure for, the LFC and its representatives such access (at the appointed time(s) agreed between the LFC and the Service Provider) to the Service Provider’s, Reseller’s or End User’s premises as the LFC considers necessary to diagnose and resolve a Fault or perform a Service Order.,

7.3	Invoices: The LFC will issue a valid GST invoice to the Service Provider for the Charges and GST each month in accordance with the billing procedure set out in the Operations Manual. The Service Provider will be liable for all Charges and GST applicable to each Service provided from the later of each applicable Service Start Date or any other date agreed between the parties in writing as the date the Service is to be activated or otherwise made available. The Service Provider will provide the LFC with sufficient information to allow the LFC to allocate any amount received to a particular invoice.

7.4	Expiry of right to issue an invoice:

(a)	Subject to clause 7.4(b), the LFC will not issue an invoice for any Charges more than 99 days after the date of supply of the Service to which those Charges relate.

(b)	If the LFC (acting reasonably) requires additional information from the Service Provider to prepare an invoice:

(i)	it will, promptly following the date of supply of the applicable Service (and in any event no more than 60 days after that date), notify the Service Provider of its requirements, clearly specifying the additional information required; and

(ii)	the Service Provider will, within 20 days following the date of receipt of the LFC’s notice, provide such information as is reasonably within the scope of the LFC’s requirements.

(c)	If the Service Provider fails to comply with clause 7.4(b)(ii), the 99 day period set out in clause 7.4(a) will be extended by a period equal to the additional number of days it takes the Service Provider to provide the information (so that the LFC has a further 20 days following receipt of the information to issue an invoice).

7.5	Payment:

(a)

Subject to clause 7.6, the Service Provider will pay each invoice issued by the LFC on or before the 20th day of the month following the month in which the invoice is issued without withholding any amount or making any deduction.

(b)	The LFC may apply any payment received in reduction of any amount that the Service Provider owes to the LFC, and may set off any amount that the Service Provider owes to the LFC against any amount payable by the LFC to the Service Provider.

(c)	The Service Provider may apply any payment received in reduction of any amount that the LFC owes to the Service Provider, and may set off any amount that the LFC owes to the Service Provider against any amount payable by the Service Provider to the LFC.

(d)	No payment will be made by credit card.

7.6	Dealing with Invoice Error disputes:

(a)	If the Service Provider reasonably and in good faith believes there is a manifest error in either the Charges in an invoice or in the calculation of the amount of an invoice (Invoice Error), the Service Provider may give notice to the LFC before the due date setting out in full details of:

(i)	the invoice;

(ii)	the Invoice Error;

(iii)	the grounds for the Service Provider’s belief that the Invoice Error exists; and

(iv)	the amount by which the Service Provider believes that the LFC has overcharged or undercharged it by reason of the Invoice Error.

(b)	Where the Service Provider believes the LFC has overcharged it by reason of an Invoice Error, the Service Provider may withhold payment of the amount it believes it has been overcharged until the issue has been resolved in accordance with this clause 7.6. Whenever payment is withheld under this clause 7.6(b) the Service Provider must, within 10 Business Days after the due date, give the LFC a full extract detailing each withheld Charge.

(c)	If the Service Provider fails to follow the notice requirements set out in clause 7.6(a), then any right under clause 7.6 to withhold payment of the amount it believes it has been overcharged does not apply.

Chorus UFB Services Agreement
General Terms

(d)	Following the giving of any notice of an Invoice Error, the Service Provider and the LFC must treat that notice as a dispute notice and resolve the dispute in accordance with clause 20. If the parties cannot resolve the dispute in accordance with the procedure in clause 20.2, the Service Provider and the LFC must refer the dispute to expert decision under clause 20.4.

(e)	If it is agreed by the parties or decided under clause 20 that an Invoice Error exists in an invoice, depending on whether the amount properly payable by the Service Provider is more than the amount paid (an underpayment) or less than the amount paid (an overpayment), then:

(i)	in the case of an underpayment, the Service Provider must forthwith pay to the LFC the amount of the difference between the amount paid and the amount properly payable, plus interest on that amount at the Bill Rate (as at the date the Service Provider made the underpayment) plus 2% for the period from the date the Service Provider made the underpayment to the date of payment, or the date clause 7.8(a) becomes applicable, whichever is earlier;

(ii)	in the case of an overpayment, the LFC must forthwith pay to the Service Provider the amount of the difference between the amount paid and the amount properly payable, plus interest on that amount at the Bill Rate (as at the date the Service Provider made the overpayment) plus 2% for the period from the date the Service Provider made the overpayment to the date of payment, or the date clause 7.8(a) becomes applicable, whichever is earlier; or

(iii)	in the case of an Invoice Error that affects three or more of any five consecutive invoices and constitutes an overpayment by the Service Provider that is more than 5% of the amount properly payable by the Service Provider under such invoices, the LFC must forthwith pay to the Service Provider the amount of the difference between the amount paid and the amount properly payable, plus interest on that amount at the Bill Rate (as at the date the Service Provider made the first overpayment) plus 4% for the period from the date the Service Provider made the first overpayment to the date of payment, or the date clause 7.8 becomes applicable, whichever is the earlier.

(f)	If it is agreed by the parties or decided under clause 20 that an Invoice Error does not exist, the Service Provider must forthwith pay any amount withheld plus interest on the amount withheld at the Bill Rate (as at the date of the invoice) plus 2% for the period from the day after the due date to the date of payment of the amount withheld, or the date clause 7.8 becomes applicable, whichever is earlier.

7.7	Other invoice disputes:

(a)	Regardless of whether or not the Service Provider has previously given notice of an Invoice Error in relation to any invoice, the Service Provider may give the LFC a dispute notice in respect of that invoice, provided that a dispute notice cannot be given later than 99 days after the date of the invoice. Any dispute notice under this clause 7.7(a) must comply with clause 20.2 and set out details of the invoice, the disputed amount and the grounds for the dispute together with any available supporting evidence. The Service Provider and the LFC must resolve the dispute in accordance with section 20.

(b)	If a dispute under clause 7.7(a) is resolved in favour of the Service Provider, the LFC must forthwith pay the amount agreed or found to have been overpaid plus interest at the Bill Rate (as at the date of the overpayment) plus 2% on the overpaid amount for the period from the date the overpayment was made to the date of refund of the overpayment or the date clause 7.8 becomes applicable, whichever is earlier.

(c)	If a dispute under clause 7.7(a) is resolved in favour of the LFC, the Service Provider must forthwith pay the amount agreed or found to have been underpaid plus interest at the Bill Rate (as at the date the underpayment became due) plus 2% on the underpaid amount for the period from the date the underpayment was paid to the date of payment of the balance or the date clause 7.8 becomes applicable, whichever is earlier.

7.8	Interest on unpaid amounts: Where an amount due from the LFC or the Service Provider under clause 7.6(e), 7.7(a), 7.7(b), or 7.7(c) remains unpaid on the 20th Business Day after the date the dispute is resolved, that party must pay interest on that amount at the Bill Rate (as at that 20th Business Day) plus 5% for the period from that 20th Business Day to the date of payment of that amount, in addition to the amount due under clauses 7.6(e), 7.7(a), 7.7(b), or 7.7(c).

8.	SECURITY REQUIREMENTS

8.1	Acceptable Credit Rating:

(a)	The Service Provider will have an Acceptable Credit Rating if it has a credit rating of not less than BBB (Standard & Poors), Baa (Moody’s Investor Services) or BBB (Fitch).

(b)	If the Service Provider has a credit rating that meets or exceeds the Acceptable Credit Rating, it will provide to the LFC documentary evidence, to the LFC’s reasonable satisfaction, that the Service Provider has a credit rating that meets or exceeds the Acceptable Credit Rating, within 20 Business Days following the Effective Date. The LFC may subsequently require that the Service Provider provide that documentary evidence again at any time that the LFC has reasonable grounds to believe that the Service Provider does not have an Acceptable Credit Rating.

Chorus UFB Services Agreement
General Terms

8.2	Security:

(a)	If the Service Provider:

(i)	has not provided the documentary evidence required by the LFC to the LFC’s satisfaction in accordance with clause 8.1; or

(ii)	fails to pay an undisputed invoice by its due date without an explanation reasonably satisfactory to the LFC,

the LFC may require the Service Provider to provide, and maintain until further notice, security to cover amounts payable by the Service Provider under this Agreement (Security). The Security is to be in the form of (at the Service Provider’s discretion) either:

(iii)	a cash prepayment; or

(iv)	a bank guarantee, letter of credit or performance bond, in a form acceptable to the LFC (acting reasonably) and, in the case of a bank guarantee or a letter of credit, from a bank with a credit rating that meets or exceeds the Acceptable Credit Rating; or

(v)	with the LFC’s approval (not to be unreasonably withheld) a guarantee from the parent company of the Service Provider in a form reasonably acceptable to the LFC, provided that the parent company has a credit rating that meets or exceeds the Acceptable Credit Rating.

(b)	The LFC will specify the amount of the Security, provided that the LFC may not specify an amount greater than the LFC’s reasonable estimate of the total value of Charges likely to be payable by the Service Provider under this Agreement:

(i)	in the case of the Security to be provided for the period of three months following the Effective Date, during the fourth and fifth months, taking into account the forecasts provided by the Service Provider under clause 11; and

(ii)	in the case of any other period, based on the Charges payable by the Service Provider under this Agreement during the previous two consecutive month period.

(c)	If this Agreement is terminated, the LFC will return to the Service Provider any Security that is not required to cover any amount owed by the Service Provider to the LFC.

8.3	Provide Security:

(a)	The Service Provider will provide Security (including any adjusted Security required under clause 8.3(b)) to the LFC within 20 Business Days of the LFC’s notice to the Service Provider that the Security (or additional Security) is required.

(b)	At six month intervals after the Security is provided the Service Provider may request, or the LFC may require, the amount of the Security to be adjusted. The adjusted Security is to meet the requirements of clause 8.2.

8.4	Apply Security: The LFC may, without recourse to the Service Provider, deduct any overdue amount owed by the Service Provider under this Agreement (other than amounts that are subject to a dispute in accordance with clauses 7.6 or 7.7) from any Security, and if it does so it will promptly notify the Service Provider of the amount deducted. Any such deduction will be without prejudice to the Service Provider’s continuing obligation to maintain the Security in accordance with the requirements of clause 8.2. The Service Provider will ensure that, within 10 Business Days of receiving notice of such deduction, it provides any additional Security required to restore compliance with clause 8.2.

9.	THE SERVICE PROVIDER’S RESPONSIBILITIES

9.1	General responsibilities: The Service Provider will:

(a)	not interfere with the reasonable use of Wholesale Services by the other customers of the LFC or any other network operator;

(b)	only use the Wholesale Services for the provision of telecommunications services to Resellers and End Users, and any other purposes contemplated by this Agreement and, for the avoidance of doubt, not for any purpose that could interfere with or damage the LFC Network; and

(c)	not infringe or otherwise diminish any of the LFC’s intellectual property rights in relation to the Wholesale Services.

Chorus UFB Services Agreement
General Terms

9.2	Voice service: If the Service Provider offers a voice service to End Users:

(a)	the LFC will, on request by the Service Provider, provide an ATA voice port meeting the Minimum Standard at an End User’s premises to enable the Service Provider to provide the voice service; and

(b)	the Service Provider may, by notice to the LFC, request that the LFC provide an alternative codec or design to that offered by the LFC under clause 9.2(a). The LFC will consider any request in good faith and charge reasonable set-up fees at the rates set out in the Price List for testing and commissioning that new ATA configuration.

9.3	Multiple Service Providers:

(a)	In this clause 9.3:

Primary Service Provider means a provider of a Residential Service to an End User, either directly or via a Reseller, that uses a UFB Standard Wholesale Service as an input;

Residential Service means a bitstream service provided to residential End Users, or to Resellers for provision to residential End Users;

Secondary Service Provider means a provider of a service (such as Multicast) to the same End User, either directly or via a Reseller, as the Primary Service Provider that uses the same physical infrastructure as the UFB Standard Wholesale Service purchased by the Primary Service Provider; and

UFB Standard Wholesale Service means a Wholesale Service of a standard that meets or exceeds the minimum standard for the residential Wholesale Service (being 30Mbps downstream, 10 Mbps upstream with 2.5 Mbps CIR symmetrical).

(b)	If a Primary Service Provider requests cancellation of the UFB Standard Wholesale Service for an End User (and it is the only Primary Service Provider to the relevant End User), the LFC will notify the Secondary Service Provider that the Primary Service Provider has cancelled the UFB Standard Wholesale Service for that End User.

(c)	Upon receipt of the notification under clause 9.3(b), the Secondary Service Provider may, by notifying the LFC within five Business Days:

(i)	become the Primary Service Provider for the End User and provide a Residential Service that uses a UFB Standard Wholesale Service as an input to that End User; or

(ii)	cancel the Wholesale Service that the Secondary Service Provider was purchasing to service that End User.

(d)	If the Secondary Service Provider does not make an election within the timeframe required under clause 9.3(c), the LFC may cancel the Secondary Service Provider’s Wholesale Service in respect of the relevant End User on five Business Days’ notice.

(e)	If the Secondary Service Provider’s Wholesale Service is cancelled under clause 9.3(c) or 9.3(d), no early termination charges will apply.

10.	END USERS

10.1	Responsibility: The Service Provider:

(a)	is responsible, and acknowledges that the LFC is not responsible, for all interactions with Resellers and End Users, including provisioning, billing, customer services, contact with the police and other government authorities, fault reporting and dispute management; and

(b)	acknowledges that the LFC is not responsible for the use of Wholesale Services by Resellers, End Users and any other third parties (whether authorised by the Service Provider or not), including the content of any data or information that they send or receive using Wholesale Services.

10.2	Supply of services:

(a)	The Service Provider will ensure that each contract it has with a Reseller (in this clause 10.2, a counterparty) for the supply or use of a Wholesale Service, or a service dependent on a Wholesale Service, contains terms with the effect that:

(i)	the counterparty consents to the Service Provider sharing information about that counterparty with the LFC, to the extent necessary for the LFC to provide the Services;

(ii)	the counterparty will not damage or tamper with any device provided by the LFC for the delivery of that service and will follow the Service Provider’s instructions in relation to all such devices;

(iii)	the LFC does not confer any right or benefit on the counterparty; and

Chorus UFB Services Agreement
General Terms

(iv)	all liability of the LFC is excluded, to the maximum extent permitted by law.

(b)	The Service Provider will ensure that its contract with the counterparty requires the counterparty to ensure that each contract it has with a Reseller for the supply or use of a Service, or a service dependent on a Service, contains terms equivalent to those required by clause 10.1(a), as if the Reseller was a counterparty.

(c)	If the Service Provider includes in any contract with an End User terms that limit or exclude the liability of the Service Provider or any other person in connection with the provision of services, then the Service Provider will ensure that the LFC, its contractors and agents receive the benefit of a substantially similar limit or exclusion in connection with the construction, installation, inspection, maintenance, replacement or removal of LFC (End User) Equipment.

(d)	The Service Provider will procure that each End User agrees to be bound by the LFC (End User) Terms in a manner which is enforceable directly against the End User by LFC.

10.3	Representations: The Service Provider will not:

(a)	represent that the LFC participates in the supply of services to the Service Provider’s Resellers or End Users, other than as a wholesale supplier to the Service Provider; or

(b)	represent that there will be a continuing relationship between the LFC and any of the Service Provider’s Resellers or End Users,

and neither the LFC nor the Service Provider will attribute blame for a fault, the need for maintenance of a network or the suspension of a Service to the other party if it would be misleading, unethical, deceptive or defamatory to do so.

10.4	No relationship with the LFC: No obligation or other legal relationship is created between the LFC and the Service Provider’s Resellers or End Users by this Agreement. This Agreement does not confer any right, benefit or privilege on any such Reseller or End User.

10.5	No contact: The LFC will not contact any Reseller or End User in relation to any service (dependent on a Service) that is provided to that Reseller or End User without the Service Provider’s prior consent, except to the extent provided for in the Operations Manual.

11.	FORECASTING

11.1	Forecasting Report: Within 10 Business Days following each of:

(a)	the Effective Date; and

(b)	the last day of each subsequent calendar month during the Term,

(each a Month End), the Service Provider will provide a report to the LFC setting out its forecast for the volume of orders applicable to each Wholesale Service for each month of the period of 6 consecutive months following Month End (Forecasting Report).

11.2	Scope of Forecasting Report: Each Forecasting Report is to set out, for each Wholesale Service, the Service Provider’s forecast for that Wholesale Service by reference to each applicable Candidate Area. The requirements of the Forecasting Report are set out further in the Operations Manuals.

12.	LFC EQUIPMENT

12.1	Title:

(a)	Title to all LFC Equipment will remain with the LFC at all times unless otherwise expressly agreed in writing. The parties acknowledge that, although the LFC will retain title to LFC Equipment, this will not prevent or restrict the Service Provider’s access to the services provided under this Agreement in anyway.

(b)	The Service Provider will not:

(i)	enter into any agreement dealing with the LFC Equipment, other than to grant the End User the right to use the LFC (End User) Equipment in connection with the provision of services to the End User; or

(ii)	encumber the LFC’s title to the LFC Equipment or expose that title to third party claims, and will notify the LFC if the Service Provider becomes aware of any third party claim; or

(iii)	do any other thing that might affect the LFC’s ownership of the LFC Equipment.

Chorus UFB Services Agreement
General Terms

12.2	Access to Service Provider or any Reseller Premises:

If the supply of any Service requires any LFC Equipment to be located and used on the premises of the Service Provider or any Reseller, the Service Provider will:

(a)	obtain any third party authorisation, licence or consent necessary for the LFC to construct, install, inspect, maintain or replace that LFC Equipment at, or remove it from, those premises including, if the Service Provider or Reseller is in rented or Multi Dwelling Unit, the consent of the owner or body corporate (as applicable) and any similar consent needed for the LFC to access, and locate LFC (Service Provider) Equipment at, common areas. The LFC will promptly notify the Service Provider if the LFC becomes aware of a required authorisation, licence or consent; and

(b)	ensure that the LFC’s representatives have safe access to those premises so that they can construct, install, inspect, maintain, replace or remove LFC Equipment.

In accessing the premises of the Service Provider or any Reseller, the LFC will comply with the Service Provider’s or the Reseller’s reasonable policies and procedures for access provided that copies of such policies and procedures are given to the LFC in advance.

12.3	Access to End User Premises

If the supply of any Service requires any LFC Equipment to be located and used on the premises of an End User or an NBAP:

(a)	the Service Provider will have responsibility for obtaining any End User consent necessary for the LFC to construct, install, inspect, maintain or replace that LFC Equipment at, or remove it from, those premises;

(b)	in the case of a Single Dwelling Unit or an NBAP, the Service Provider will have responsibility for obtaining any building owner authorisation, licence or consent necessary for the LFC to construct, install, inspect, maintain or replace that LFC Equipment at, or remove it from, those premises, subject to the LFC providing template authorisations, licences or consents for use by the Service Provider for this purpose;

(c)	in the case of a Multi Dwelling Unit:

(i)	the Service Provider will provide to the LFC contact information for the relevant building owner or body corporate (as applicable);

(ii)	if the Service Provider has a conditional agreement with an End User in the Multi Dwelling Unit to take Services, then on receipt of the information from the Service Provider:

(A)	the LFC will use reasonable endeavours to obtain the required third party authorisation, licence or consent necessary for the LFC to construct, install, inspect, maintain or replace that LFC Equipment at, or remove it from, those premises. The LFC will make the initial written request of the building owner or body corporate (as applicable) for required authorisation, licence or consent. If the LFC elects, such letter may be a preliminary notice issued in accordance with section 155F of the Telecommunications Act 2001; and

(B)	the LFC will have sole discretion as to the extent to which it uses any rights or powers available to it under the Telecommunications Act 2001 to obtain such required authorisation, licence or consent;

the Service Provider acknowledges that until all required authorisations, licences or consents are obtained, the LFC will be unable to supply Services to the premises; and

(d)	the Service Provider will use its reasonable endeavours to ensure that the LFC’s representatives have safe access to those End User premises so that they can construct, install, inspect, maintain, replace or remove LFC Equipment.

12.4	LFC (Service Provider) Equipment:

(a)	The Service Provider will, in relation to all LFC (Service Provider) Equipment located on premises not owned or controlled by the LFC:

(i)	provide a safe and secure operating environment;

(ii)	use its best endeavours to protect the LFC (Service Provider) Equipment (including protection from radio or electrical interference, power fluctuations and other abnormal environmental conditions) and ensure that the LFC (Service Provider) Equipment is not altered, repaired, serviced, removed or moved, except with the LFC’s prior written consent;

(iii)	not use the LFC (Service Provider) Equipment other than in accordance with the terms of the applicable Operations Manual;

(iv)	immediately notify the LFC if it becomes aware of any damage or unauthorised access to the LFC (Service Provider) Equipment or if the LFC (Service Provider) Equipment requires maintenance; and

Chorus UFB Services Agreement
General Terms

(v)	if requested by the LFC, return the LFC (Service Provider) Equipment to the LFC when it is no longer required by the Service Provider, and take reasonable care to ensure that the LFC (Service Provider) Equipment is not damaged while being returned.

12.5	Fit for purpose: The LFC will ensure that all LFC Equipment is safe, free from material defects and fit for the purpose of providing the applicable Wholesale Services.

12.6	Changes to LFC Equipment:

(a)	The LFC may, without limiting its obligation to meet the Core Service Levels, modify or substitute any of the LFC Equipment if it considers that such modification or substitution is reasonably required. The LFC will commence consulting with the Service Provider through the Product Forum at a reasonable time in advance of any material change to the LFC Equipment which may affect the Service Provider.

(b)	In making any modification or substitution of any of the LFC Equipment, the LFC will use reasonable efforts to ensure that any such modified or substituted LFC Equipment is fully compatible with the LFC Network and all other equipment, software and technology that the LFC Equipment interoperates with.

13.	PERSONAL PROPERTY RIGHTS

13.1	Interpretation: Terms used in this clause Error! Reference source not found. have the meaning given in the Personal Property Securities Act 1999 (PPSA).

13.2	No beneficial interest: Acquiring a Service does not give the Service Provider any property rights or beneficial interest in any part of the LFC Network. Neither the supply of any LFC Equipment to, nor use of any LFC Equipment by, the Service Provider or any End User gives any beneficial interest in that LFC Equipment.

13.3	Security interest: If any lease or bailment of LFC Equipment to the Service Provider or any End User constitutes a security interest for the purposes of the PPSA, the LFC may perfect its security interest by registering a financing statement in the Personal Property Securities Register. This clause 13.3 constitutes a security agreement for the purposes of the PPSA.

13.4	Waiver: The Service Provider waives its PPSA rights:

(a)	to receive a copy of any verification statement in respect of any financing statement or financing change statement registered by the LFC;

(b)	to receive a notice that the LFC intends to sell any personal property over which a security interest is granted (Goods), or to retain the Goods on enforcement of the security interest granted to the LFC under this Agreement;

(c)	to object to a proposal by the LFC to retain Goods in satisfaction of any obligation owed by the Service Provider to the LFC;

(d)	to receive a statement of account on the sale of Goods;

(e)	to redeem Goods; and

(f)	where any Goods become installed in or affixed to other goods, to receive notice of removal of the accession and to apply to the Court for an order relating to removal of the accession.

13.5	Further assistance: The Service Provider will provide all information and do all things reasonably required by the LFC to ensure that the LFC has a perfected security interest in the Wholesale Service and LFC Equipment under the PPSA, including by registration of a financing statement.

14.	INTELLECTUAL PROPERTY RIGHTS

14.1	Rights:

(a)	All property rights (including copyright, trade marks, design and other intellectual property rights) contained in or relating to any software, equipment or other materials forming part of a Service, or otherwise provided by the LFC under a Service Order, belong to the LFC or its licensors (LFC IP).

Chorus UFB Services Agreement
General Terms

(b)	Subject to clause 10.3, neither party will use the name, trade name or logo of the other party without that party’s prior written consent, except that the Service Provider may use the name, trade mark or logo of the LFC in referring to the LFC as a wholesale supplier to the Service Provider.

14.2	LFC IP (excluding software): The LFC grants to the Service Provider a non-exclusive, non-transferable licence to use, subject to clause 14.1(b), the LFC IP (excluding software) during the Term, only to the extent required to exercise its rights and perform its obligations under this Agreement and for no other purpose. To the extent that a Reseller or an End User requires a right to use the LFC IP (excluding software) in order to use the services provided by the Service Provider which have the Services as an input, then the LFC grants to the Service Provider the right to sub-licence the use of the LFC IP (excluding software) to that Reseller or End User.

14.3	Software: If the LFC provides any software to the Service Provider in connection with the supply of Services:

(a)	the LFC grants a non-exclusive, non-transferable licence to the Service Provider to use that software during the Term for the purposes of providing telecommunications services using the Services, and such other purposes expressly contemplated by this Agreement, in accordance with this Agreement and any other terms on which the software is ordinarily licensed or that the LFC notifies to the Service Provider in writing prior to making available that Service to the Service Provider. To the extent that a Reseller or an End User requires a right to use the software in order to use the services provided by the Service Provider which have the Services as an input, then the LFC grants to the Service Provider the right to sub-licence the use of the software to that Reseller or End User;

(b)	the Service Provider will not copy, modify or reverse assemble the software except as expressly agreed with the LFC; and

(c)	the Service Provider will implement any software upgrades provided by the LFC within the timeframe reasonably specified by the LFC.

14.4	IP indemnity: The LFC will indemnify the Service Provider against any cost, damage or loss (including reasonable legal costs) suffered or incurred by the Service Provider as a direct result of any claim by a third party that the Service Provider’s use of any software licensed by the LFC in accordance with this Agreement infringes any patent, copyright, design, trade name, trade mark or service mark of that third party (a claim), provided that the Service Provider:

(a)	gives the LFC written notice of the claim within five Business Days of becoming aware of it;

(b)	does not admit liability or settle any claim without the LFC’s prior written consent; and

(c)	permits the LFC (at the LFC’s cost) to defend the claim, and renders all reasonable assistance to the LFC for that purpose.

15.	INFORMATION

15.1	Confidential Information: Each party will treat the arrangements contemplated by this Agreement and all information (in whatever form) of a confidential nature provided under or in connection with it (together, Confidential Information) as confidential and will not use that information or disclose it to any person except:

(a)	as required by law or by the rules of any stock exchange, provided that (where possible) the party required to disclose the information will notify the other party beforehand; or

(b)	to its employees, agents and contractors to the extent necessary to perform its obligations under this Agreement or exercise any rights under this Agreement; or

(c)	where the information is already in the public domain (but not where it is in the public domain as a result of a breach of this clause Error! Reference source not found.); or

(d)	with the other party’s prior written consent.

15.2	General disclosure:

(a)	Notwithstanding clause 15.1, the LFC may disclose the Service Provider’s Confidential Information:

(i)	to third party suppliers (including other network operators) only to the extent necessary to enable those suppliers to supply all or part of a Service;

(ii)	to comply with its obligations under the Deed of Undertaking between the LFC and the Crown;

(iii)	to CFH and Government agencies for reporting purposes;

(iv)	to credit reporting organisations so that they can run credit checks on the LFC’s behalf; and

Chorus UFB Services Agreement
General Terms

(v)	to other third parties solely on a need to know basis for the purposes of billing and credit management, planning, provisioning, operating, maintaining or reconfiguring the LFC Network, and to otherwise give effect to the purpose that the Confidential Information was provided for;

provided that LFC may not disclose the Service Provider’s Confidential Information under clause 15.2(a)(i) to any service provider competitor of the Service Provider in any part of New Zealand, without the Service Provider’s prior written consent.

(b)	The LFC will not disclose the Service Provider’s Confidential Information to any third party other than under clauses 15.2(a)(ii) and 15.2(a)(iii) without first informing the recipient of the confidential nature of the information and requiring them to comply with the terms of this clause 15.

15.3	Privacy: The LFC will not collect and hold information about Resellers and End Users, including generating information within the LFC Network when a Service is used, or provide this information to the LFC’s employees, contractors, agents, suppliers and network operators except for lawful purposes connected with the LFC’s business operations and in full compliance with clauses 15.1 and 15.2 and the Privacy Act 1993 (including its applicable codes).

15.4	Announcements: Neither party will issue any press release or public announcement concerning this Agreement without the other party’s prior written consent. The Service Provider acknowledges that the LFC intends to publish a copy of this Agreement on its website. This clause Error! Reference source not found. will not apply to limit that publication.

16.	RECORDS

16.1	Maintain records: The LFC will, at all times, use reasonable endeavours to maintain, store and archive up to date, accurate and complete records of all invoices, reports, Services ordered and supplied, operating processes and procedures and other records relating to its performance under this Agreement. The Service Provider will, at all times, use reasonable endeavours to maintain, store and archive up to date, accurate and complete records of all Services ordered and supplied, in accordance with normal commercial practices.

16.2	Assistance: Each party will provide any information (including copies of any records to be maintained under clause 16.1) and other assistance that the other party may reasonably require to perform its obligations under this Agreement, and ensure that all such information provided to the other party is correct and complete.

17.	INDEMNITIES

17.1	Common indemnity: Each party (the indemnifying party) will indemnify the other party against any cost, damage or loss suffered or incurred by the other party under or in connection with this Agreement as a result of any:

(a)	unlawful or malicious act or omission of the indemnifying party;

(b)	personal injury or death caused by a negligent act or omission of the indemnifying party; or

(c)	breach by the indemnifying party of clauses 15.1 and 15.3.

17.2	LFC indemnity:

(a)	The LFC will, subject to clause 17.2(b), indemnify the Service Provider (including its personnel, contractors, agents and representatives) against any loss of, or damage to, tangible property (to the extent only of the Service Provider’s loss, including arising from any third party claims) arising as a direct result of:

(i)	the LFC’s breach of clause 3.5; or

(ii)	any wilful or negligent act or omission of the LFC or any contractor or agent of the LFC in their installation, inspection, maintenance, replacement or removal of any LFC Equipment in the premises of a third party (including an End User).

(b)	The aggregate liability of the LFC for all costs, damages and losses arising under or in connection with this clause 17.2 is limited to $50,000,000.

Chorus UFB Services Agreement
General Terms

17.3	Service Provider indemnity:

(a)	The Service Provider will, subject to clause 17.3(b), indemnify the LFC (including its personnel, contractors, agents and representatives) against:

(i)	any loss of, or damage to, tangible property (to the extent only of the LFC’s loss, including arising from any third party claims) arising as a direct result of any wilful or negligent act or omission of the Service Provider or any contractor or agent of the Service Provider; or

(ii)	any claim by any Reseller or End User relating to any services dependent on a Service, except where that claim is a direct result of any wilful or negligent act or omission of the LFC or any contractor or agent of the LFC.

(b)	The aggregate liability of the Service Provider for all costs, damages and losses arising under or in connection with clause 17.3(a) is limited to $50,000,000.

17.4	Parties to mitigate: Each party will take reasonable steps to mitigate any loss incurred as a result of any act or omission by the other party (whether or not claimable under an indemnity).

17.5	Contribution: The obligations to indemnify set out in clauses 17.1 to 17.3 (inclusive) will not apply to the extent that the other party directly contributes to the applicable cost, damage or loss.

18.	LIABILITY

18.1	Maximum liability:

(a)	The aggregate liability of the LFC to the Service Provider for all costs, damages and losses arising under or in connection with this Agreement during any 12 month period is limited to the lesser of:

(i)	the aggregate value of the Charges paid and payable by the Service Provider during that period; and

(ii)	$500,000.

(b)	The aggregate liability of the Service Provider to the LFC for all costs, damages and losses arising under or in connection with this Agreement during any 12 month period is limited to the lesser of:

(i)	the aggregate value of the Charges paid and payable by the Service Provider during that period; and

(ii)	$500,000.

(c)	Clauses 18.1(a) and 18.1(b) will not limit the liability of:

(i)	each party for fraud;

(ii)	the Service Provider to pay the Charges; and

(iii)	each party under the clause 17.1 indemnity, the LFC under the clause 14.4 and 17.2 indemnities, and the Service Provider under the clause 17.3 indemnity.

18.2	Exclusions: Neither party has any liability to the other in contract, tort (including negligence), equity, under statute or otherwise for any economic loss, loss of data, loss of revenue, loss of anticipated profit or savings, or for any indirect or consequential loss or damage, however caused.

18.3	No other warranties: All representations and warranties not expressly set out in this Agreement, whether implied by law or based on any oral or written representations not expressed in this Agreement or otherwise, are excluded to the maximum extent permitted by law.

18.4	Consumer Guarantees Act: The Service Provider:

(a)	acknowledges that it is acquiring the Services for the purposes of a business and that the Consumer Guarantees Act 1993 does not apply; and

(b)	will, to the maximum extent permitted by law, exclude the application of the Consumer Guarantees Act 1993 from all agreements between the Service Provider and its Resellers and End Users that in any way relate to the Services.

Chorus UFB Services Agreement
General Terms

18.5	No liability to third parties:

(a)	Neither the LFC nor any other network operator or third party service provider (including their officers, employees, contractors and agents) (each an interested party):

(i)	confers any benefit, right or privilege on any person other than the Service Provider under this Agreement; or

(ii)	except where the LFC is the interested party, will be liable to the Service Provider for loss or damage of any kind arising from the Service Provider’s use of Services.

(b)	For the purposes of the Contracts (Privity) Act 1982, clause 18.5(a) confers a benefit upon each interested party.

18.6	Insurance:

(a)	During the Term, and for a period of two years following the effective date of termination, the Service Provider will, at its own expense, ensure that it maintains adequate insurance in respect of its potential liability for loss or damage under this Agreement, including:

(i)	public liability insurance for a sum of not less than $50,000,000 for any claim or series of claims arising out of one event; and

(ii)	property insurance for the reinstatement value of all assets in the possession of, the control of, or used by, the Service Provider that are or will be used in connection with the Services and the LFC Network, including any Service Provider premises at which LFC (Service Provider) Equipment is located from time to time.

(b)	The Service Provider will, at the LFC’s request, promptly provide such evidence as the LFC may reasonably require (including a copy of each insurance policy and certificate of currency) to demonstrate that the Service Provider has complied with clause 18.6(a).

19.	FORCE MAJEURE

19.1	Obligations suspended: Neither party will be liable to the other party for any failure to perform its obligations under this Agreement (other than the Service Provider’s obligation to pay the Charges for Services already provided) during the time and to the extent that such performance is prevented by reason of a Force Majeure Event.

19.2	Required actions: The party affected by the Force Majeure Event will notify the other party as soon as practicable after the Force Majeure Event occurs and use reasonable endeavours to:

(a)	provide information regarding the extent of its inability to perform and an estimate of the time required to overcome the Force Majeure Event;

(b)	remedy or mitigate the effect of the Force Majeure Event;

(c)	complete its obligations under this Agreement to the greatest extent practicable, as quickly as is practicable, with regard to the nature and effect of the Force Majeure Event; and

(d)	upon cessation of the effects of a Force Majeure Event, give notice to the other party of such cessation as quickly as practicable.

19.3	Charges: The Service Provider will not be required to pay any Charges for a Service to the extent that the Service is not provided due to a Force Majeure Event.

20.	DISPUTE RESOLUTION

20.1	Compliance: If any dispute arises out of this Agreement, neither party will commence proceedings relating to the dispute unless that party has first complied with this clause 20. The parties will continue to comply with their obligations under this Agreement during the dispute resolution process.

20.2	Notice of dispute: The party claiming a dispute has arisen will give notice to the other party setting out full particulars of the dispute. The parties will use all reasonable endeavours to resolve the dispute by discussion, negotiation or other informal means, including by escalation to the Chief Executive of each party if the dispute is not resolved within the period of 10 Business Days following the date of the notice of dispute.

20.3	Mediation: If the parties do not resolve the dispute within 20 Business Days of the date of the clause 20.2 notice (or any longer period agreed in writing) then the parties may agree to refer the dispute to mediation by a single mediator. The mediator, and location of the mediation, will be appointed by the chairperson of LEADR New Zealand Inc., or the nominee of that chairperson. The dispute will be mediated in accordance with the standard mediation agreement of the New Zealand chapter of LEADR.

Chorus UFB Services Agreement
General Terms

20.4	Expert Decision:

(a)	Where the parties must in accordance with this Agreement, or have agreed in writing to, refer a dispute to expert decision (Expert Referral Agreement), the following provisions will apply:

(i)	the expert will be appointed by agreement between the parties. However, if the parties cannot agree on the expert within five Business Days of the Expert Referral Agreement, then an appropriately qualified and experienced expert will be appointed at the written request of either party by the Chair of the Telecommunications Carriers’ Forum. The party making this request will use, and where possible ensure that the Chair of the Telecommunications Carriers’ Forum uses, best endeavours to ensure that the appointment of the expert occurs no later than 15 Business Days from the date of the Expert Referral Agreement. The party making this request must copy the request to the other party;

(ii)	to be eligible for appointment, the expert must be independent and impartial, experienced in the relevant area of telecommunications and will preferably be experienced in dispute resolution procedures. Unless the parties agree otherwise, he or she must not have performed any duties, whether as an employee, consultant or contractor, for any of the parties or any related company (as defined in section 2(3) of the Companies Act 1993) during a 12 month period prior to the date the dispute notice was given;

(iii)	the expert may seek independent legal advice regarding the appropriate procedures for resolution of the dispute;

(iv)	the expert must adopt a procedure which, in the expert’s opinion, is the most simple and expeditious procedure practicable in the circumstances;

(v)	the parties will provide the expert with any information that the expert reasonably requires in a timely manner. The expert is entitled to make a decision in the absence of the information requested being provided, but subject to a reasonable time being given to the relevant party to provide that information;

(vi)	the expert will act as an expert and not as an Arbitrator under the Arbitration Act 1996. The expert will be entitled to rely on the expert’s own judgement and opinion;

(vii)	the expert will provide the parties with a draft decision for comment prior to finalising it. The expert must provide the parties with a reasonable period in which to comment on the draft decision and must take any comments received during that period into account in finalising a decision;

(viii)	the expert must provide a decision (which must include reasons for that decision) to the parties in writing as soon as reasonably practicable and, in the absence of manifest error or bad faith, that decision will be final and binding upon the parties. Either party has 10 Business Days from the date the decision is provided to assert that the expert’s decision contains a manifest error or the expert has acted in bad faith;

(ix)	the expert must use all reasonable endeavours to reach a final decision within 40 Business Days after appointment, and the parties must co-operate reasonably with the expert to achieve that timetable;

(x)	except as set out in clause 20.4(a)(xi), the costs of the expert will be borne equally by the parties. Each party will bear its own costs in relation to the expert’s decision; and

(xi)	where a party has asserted that the expert’s decision contains a manifest error or the expert has acted in bad faith, and such assertion is not upheld in that party’s favour by the relevant court or other authority, then the party making the assertion will bear the costs (that is, all court or other authority costs) of both parties.

20.5	Arbitration: If the parties do not resolve the dispute within 20 Business Days of the date of the clause 20.2 notice (or any longer period agreed in writing) then (except where the dispute has been referred to expert decision under clause 20.4) either party may refer the dispute to arbitration, in accordance with the current protocol of the Arbitrators’ and Mediators’ Institute of New Zealand Inc. (AMINZ). The arbitration will be conducted by a single arbitrator appointed by the president of AMINZ, as soon as possible at Auckland in accordance with the provisions of the Arbitration Act 1996. The award of the arbitrator will be an award with reasons and the reasons will form part of the award. The award of the arbitrator will be final and binding on the parties and, to the extent that it is lawful to do so, the parties waive any right of appeal or review.

20.6	Costs: The parties will bear their own costs and an equal share of the expenses of the mediation or the arbitration unless, in the context of an arbitration, the arbitrator determines that a party will bear some proportion or all of the costs of the other party.

20.7	Urgent relief: Nothing in this clause 20 prevents either party from seeking urgent injunctive or interlocutory relief.

Chorus UFB Services Agreement
General Terms

21.	SUSPENSION OF SERVICES

21.1	Suspension: The LFC may, subject to clause 21.2, immediately and without liability suspend or restrict any or all of the Services at any time:

(a)	in response to an Emergency; or

(b)	if the Service Provider has committed a material and irremediable breach of this Agreement, or a material remediable breach that is not remedied in accordance with clause 22.1(b); or

(c)	if the LFC reasonably suspects fraud or any other illegal activity by the Service Provider (or its employees, agents or contractors) in connection with any Service; or

(d)	if an insolvency event (defined in clause 22.1(d)) occurs in relation to the Service Provider; or

(e)	if the Service Provider fails to maintain compliance with the Security Requirements.

21.2	Proportionate response: The LFC may only exercise its rights under clause 21.1 to suspend or restrict a Service to the extent, and for the period of time, that such suspension or restriction is reasonably necessary.

21.3	Notice: The LFC will provide as much prior notice of the suspension as is possible in the circumstances or, if no prior notice is possible, will notify the Service Provider as soon as possible after the suspension commences.

21.4	Recommencement: The LFC will recommence providing a suspended Service as soon as reasonably possible in the circumstances after it decides, in its sole discretion (but acting reasonably), that the reason for the suspension has ceased.

21.5	Continued payment: If any Services are suspended or restricted in accordance with clause 21.1, the Service Provider will not pay the Charges for the Services that have been suspended and will continue to pay the Charges for the Services that have not been suspended.

22.	TERMINATION

22.1	Immediate termination: Either party (the terminating party) may terminate this Agreement or any Service Order at any time by giving the other party notice in writing if:

(a)	the other party commits a material breach of this Agreement that is not capable of being remedied; or

(b)	the other party commits a material breach of this Agreement that is capable of being remedied, but that is not rectified within 20 Business Days of that party receiving written notice of the material breach from the terminating party; or

(c)	a Force Majeure Event substantially prevents, hinders or delays the other party from performing its obligations under this Agreement for 60 consecutive days; or

(d)	an insolvency event occurs in relation to the other party, being:

(i)	the presentation of an application for its liquidation that is not discharged within 30 days of filing or demonstrated to the terminating party to be frivolous or vexatious before the expiry of that 30 day period; or

(ii)	any step taken in or toward the making of any compromise, proposal or deed of arrangement with all or some of its creditors; or

(iii)	the appointment of a liquidator, receiver, statutory manager, or similar official, to that party; or

(iv)	the suspension or threatened suspension of the payment of its debts; or

(v)	cessation of a whole or any relevant part of its business in New Zealand; or

(vi)	the enforcement of any security against the whole or a substantial part of its assets; or

(vii)	any analogous insolvency event or proceedings.

22.2	Minor breaches: For the purpose of clauses 22.1(a) and 22.1(b), repeated breaches or a series of minor breaches may constitute a material breach of this Agreement.

Chorus UFB Services Agreement
General Terms

22.3	Termination of this Agreement by notice:

(a)	Subject to clause 22.3(b), the LFC may terminate this Agreement by 12 months’ notice to the Service Provider, but if it does so any Service Order with a Minimum Service Term that has not yet expired will continue until the expiry of that Minimum Service Term (subject to the Service Provider’s continued payment of the Charges).

(b)	The LFC may not issue a notice to terminate this Agreement pursuant to clause 22.3(a) before 1 January 2020.

(c)	The Service Provider may terminate this Agreement at any time by 60 days’ notice to the LFC, but if it does so during the Minimum Service Term of any then-current Service Order the LFC may require the Service Provider to pay the early termination charges (if any) set out in the Service List.

22.4	Ending a Service Order:

(a)	If the LFC has given notice to the Service Provider in accordance with clause 5.2 ending the supply of a Wholesale Service and associated Ancillary Services, the Service Order governing the supply of that Wholesale Service and associated Ancillary Services will, subject to clause 5.2 and unless the parties agree otherwise, end on the date specified in the LFC’s notice.

(b)	The Service Provider may terminate a Service Order at any time, by 20 Business Days’ notice to the LFC given in accordance with clause 4.3, but if it does so during the applicable Minimum Service Term the LFC may require the Service Provider to pay the early termination charges (if any) set out in the Service List.

22.5	No new Service Requests: The LFC may, in its sole discretion and by notice to the Service Provider:

(a)	if the LFC has the right to terminate this Agreement, instead cease to accept any Service Request; or

(b)	if the LFC has the right to terminate a Service Order, instead cease to accept any Service Request related to that Service Order.

23.	CONSEQUENCES OF TERMINATION

23.1	Disconnection:

(a)	If any Service Order is terminated, or comes to an end, in accordance with clause 22.4:

(i)	the LFC will, subject to clause 5.2, cease to fulfil that Service Order;

(ii)	to the extent that the Service Provider’s connection to the LFC Network at an Interconnection Point is only relevant to the Wholesale Service that is the subject of that Service Order.

(A)	the LFC will disconnect the Service Provider from the LFC Network at that Interconnection Point; and

(B)	the Service Provider will promptly remove the Service Provider’s equipment from that Interconnection Point; and

(iii)	each party will immediately return to the other party any information, or other item, which is related to the Wholesale Service that is the subject of that Service Order (but not to any continuing Wholesale Service), which is in its possession and that belongs to the other party.

(b)	If this Agreement is terminated:

(i)	the LFC will, subject to clause 22.3(a), cease to fulfil, and terminate, all Service Orders and disconnect the Service Provider from the LFC Network at each Interconnection Point, so that the Service Provider is no longer able to receive the Wholesale Services;

(ii)	the Service Provider will promptly remove the Service Provider’s equipment from each Interconnection Point and any other location within the possession or control of the LFC; and

(iii)	each party will immediately return to the other party any information or other item that is in its possession and that belongs to the other party.

23.2	Charges for early termination of a Service Order: if the Service Provider terminates a Service Order under clause 22.3(c) or clause 22.4(b) during the Minimum Service Term, or the LFC terminates a Service Order under clause 22.1, then the LFC may require the Service Provider to pay the early termination charges (if any) set out in the Service List.

Chorus UFB Services Agreement
General Terms

23.3	Survival: Termination and early termination charges will be without prejudice to any rights or obligations either party may have under this Agreement. Termination does not affect any rights or responsibilities under this Agreement that are intended to survive termination, including clauses Error! Reference source not found. (Construction), 7 (Payment), Error! Reference source not found. (Security Requirements), Error! Reference source not found. (Information), Error! Reference source not found. (Records), 17 (Indemnities), Error! Reference source not found. (Liability), 20 (Dispute resolution), 23 (Consequences of termination), 26 (General), and 27 (Demerger of Telecom).

24.	CHANGES

24.1	Agreement Changes:

(a)	Subject to clause 24.1(c), the LFC may propose an Agreement Change by notice to the Service Provider, being:

(i)	a change to an Operations Manual, if that change is likely to result in a significant change to the Service Provider’s procedures, facilities or systems; or

(ii)	a non-trivial change to the General Terms, the Price List (but not the Charges), a Service Description or any Service Level Terms.

For ease of reference, changes to Ancillary Charges are dealt with in the Price List, and changes to Core Charges are dealt with in clause 24.3.

(b)	For the purposes of clause 24.1 (a)(ii), a “non-trivial change” includes a change that is likely to:

(i)	materially alter the Service Provider’s rights or obligations;

(ii)	impose material costs on the Service Provider (including if the change is likely to result in a significant change to the Service Provider’s procedures, facilities or systems); or

(iii)	materially alter the Services being provided to the Service Provider.

(c)	After completing consultation in accordance with clause 24.5 the LFC may implement that Agreement Change by giving the Service Provider at least 60 Business Days’ notice of implementation. If the Service Provider requires additional time to make any consequent change to its procedures, facilities or systems it will notify the LFC, setting out the additional time required. The time for those consequent changes will, to the extent required by the Service Provider, be extended:

(i)	automatically, for up to 20 Business Days; and

(ii)	at the discretion of the LFC, acting reasonably and in good faith, for up to a further 20 Business Days.

(d)	Subject to clause 24.2, the LFC will not propose any non-trivial change to the General Terms in accordance with clause 24.1(a)(ii) before 1 January 2015.

24.2	Required Changes:

(a)	The LFC may propose a Required Change by notice to the Service Provider, being a change to any part of this Agreement (including any Service Order) for the purpose of:

(i)	giving effect to any change required by law; or

(ii)	complying with any non-discrimination obligations owed by the LFC to the Crown provided that the LFC must not make a change to this Agreement pursuant to this clause 24.2(a)(ii) where that change:

(A)	will result in the terms of this Agreement being less favourable to the Service Provider; and

(B)	is being made to make this Agreement consistent with the terms of a wholesale services agreement between the LFC and another service provider which was entered into by the LFC after the Effective Date of this Agreement; or

(iii)	responding to the discovery of a systemic defect in the LFC Network, the LFC (Service Provider) Equipment or any associated LFC support systems.

(b)	After completing consultation in accordance with clause 24.5 the LFC may:

(i)	for a Required Change described in clauses 24.2(a)(i) or 24.2(a)(ii), implement that change by giving the Service Provider at least 20 Business Days’ notice of implementation; and

(ii)	for a Required Change described in clause 24.2(a)(iii), implement that change by giving the Service Provider at least 60 Business Days’ notice of implementation,

provided that if the Service Provider requires additional time to make any consequent change to its procedures, facilities or systems it will notify the LFC, setting out the additional time required. The time for those consequent changes will, to the extent required by the Service Provider, be extended:

(iii)	automatically, for up to 20 Business Days; and

Chorus UFB Services Agreement
General Terms

(iv)	at the discretion of the LFC, acting reasonably and in good faith, for up to a further 20 Business Days.

(c)	If the LFC considers (acting reasonably) that the Required Change is urgent:

(i)	it will notify CFH of the urgency and submit the change to CFH for approval at the same time the change is submitted to the Product Forum in accordance with clause 24.5;

(ii)	it may, subject to the approval of CFH, implement the Required Change by not less than 20 Business Days’ notice to the Service Provider before completing consultation through the Product Forum, but will continue consultation until the clause 24.5 process is completed; and

(iii)	it will promptly implement, in accordance with clause 24.2(b), any subsequent amendment to the Required Change approved by CFH in accordance with clause 24.5.

24.3	Changes to Core Charges:

(a)	The LFC may propose a change to a Core Charge set out in the Price List (Core Price Change) by notice to the Service Provider (provided that the Core Charges may not in any case exceed the Price Caps). Changes to the Core Charges do not require the approval of CFH if they are under the Price Caps.

(b)	After completing consultation in accordance with clause 24.5, the LFC may implement the Core Price Change by giving the Service Provider at least 60 Business Days’ notice of the Core Price Change.

(c)	A Core Price Change will not apply to a Service Order before the expiry of the applicable Minimum Service Term unless it is a Required Change proposed in accordance with clause 24.2. If, pursuant to clause 24.2, a Core Price Change is a Required Change the LFC may apply the Core Price Change to a Service Order before the expiry of the applicable Minimum Service Term provided that if the applied Core Price Change results in an increase to the Core Charge:

(i)	the Service Provider may terminate the Service Order by 20 Business Days’ notice to the LFC given in accordance with clause 4.3; and

(ii)	no early termination charges will be payable by the Service Provider in relation to that early termination.

(d)	The LFC will not increase an individual Core Charge more than once in any 12 month period.

24.4	Price Cap Changes:

(a)	If the LFC is considering proposing to CFH that there should be an increase in a Price Cap for a Base Wholesale Service (other than the Central Office and POI Co-location Service), it must first consult with the Product Forum in accordance with clause 24.5 before submitting its proposal to CFH (Price Cap Proposal).

(b)	The LFC will notify the Service Provider if it submits a Price Cap Proposal to CFH in accordance with clause 24.5(d).

(c)	The parties acknowledge that if CFH agrees to change a Price Cap in accordance with a Price Cap Proposal, CFH will update the Price Caps on its website, but such change will not take effect for 12 months following the date of CFH’s approval.

(d)	Notwithstanding anything else in this Agreement, no change to the Price Caps for a Base Wholesale Service (other than the Central Office and POI Co-location Service) will take effect before 1 January 2015.

24.5	Change Consultation:

(a)	if the LFC wishes to make:

(i)	an Agreement Change (including a Wholesale Service withdrawal in accordance with clause 5.2(a));

(ii)	a Required Change;

(iii)	a Core Price Change;

(iv)	a change to an Interconnection Point in accordance with clause 3.1;

(v)	a Price Cap Proposal; or

(vi)	another type of change which this Agreement specifies must be referred to the Product Forum for consultation,

(each a Proposed Change), the LFC must submit that Proposed Change to the Product Forum.

(b)	The LFC must consult in good faith with the Service Provider, all other affected service providers and other industry participants including CFH (each an Affected Party) on each Proposed Change through the Product Forum in accordance with clause 25 to ensure that both the LFC and CFH understand the potential consequences of the Proposed Change and the related positions and material concerns of each Affected Party.

Chorus UFB Services Agreement
General Terms

(c)	The parties acknowledge that:

(i)	the LFC may only implement an Agreement Change or a Required Change with the prior approval of CFH; and

(ii)	if CFH approves a Price Cap Proposal, CFH will implement the change in accordance with clause 24.4(c).

(d)	Subject to clause 24.5(c), following completion of Product Forum consultation on a Proposed Change, the LFC:

(i)	will reasonably consider any responses relating to the Proposed Change provided to the LFC through the consultation process;

(ii)	may make any amendments to the Proposed Change that the LFC considers appropriate to reflect the consultation;

(iii)	will submit any proposed Agreement Changes, Required Changes or Price Cap Proposal (as amended) to CFH for approval; and

(iv)	will, subject to the receipt of CFH’s approval (where required), implement the Proposed Change.

24.6	Minor changes: The LFC may, by giving at least 20 Business Days’ notice to the Service Provider, make:

(a)	a change the LFC (acting reasonably) considers trivial to the General Terms, the Price List (other than the Charges), a Service Description, any Service Level Terms; or

(b)	a change to an Operations Manual that is not likely to result in a significant change to the Service Provider’s procedures, facilities or systems.

24.7	Other changes: No other change to this Agreement (including any Service Order) will be binding unless the change is in writing and signed by the authorised representatives of both parties.

24.8	Regulation: If a Wholesale Service, or a service that is substantially the same as that service, is subject to a standard terms determination or a determination under the Telecommunications Act 2001, then this Agreement will cease to apply to that Wholesale Service from the date that the determination comes into effect.

25.	PRODUCT FORUM

25.1	Product Forum:

(a)	The LFC will establish and operate a multi-party product forum (Product Forum), which will be open to all service providers that have entered into a Wholesale Services Agreement with the LFC, provided that no service provider (including the Service Provider) will be obliged to participate in the Product Forum.

(b)	The purpose of the Product Forum is to encourage open communication and collaboration between the LFC and service providers, and between service providers, relating to the Wholesale Services Agreements with the LFC.

(c)	The Product Forum will:

(i)	be open to CFH, the Ministry of Economic Development and the Commerce Commission and other industry participants;

(ii)	consider any pricing issues regarding the Services, including in relation to the Price Caps;

(iii)	consider any issues with the form and content of the General Terms, Service Descriptions, Service Level Terms and Operations Manuals;

(iv)	consider product roadmaps, including both LFC product ideas and service provider product ideas for the development of new products and enhancements to existing products;

(v)	consider issues associated with the withdrawal and replacement of Wholesale Services;

(vi)	consider operational issues associated with Service Descriptions, Service Level Terms and Operations Manuals; and

(vii)	assist the LFC in determining which product ideas service providers would like to have prioritised by the LFC.

(d)	The Product Forum will operate in accordance with procedures and rules to be known as the “Product Forum Processes”.

Chorus UFB Services Agreement
General Terms

25.2	Product Forum Processes:

(a)	The Product Forum Processes will be developed by the LFC in conjunction with CFH and in consultation with the Service Provider and all other service providers. The Product Forum Processes will promote the purpose of the Product Forum.

(b)	The Product Forum Processes will be consistent with the following principles:

(i)	the LFC and all service providers participating in the Product Forum (the service provider members) will be required to act at all times in good faith in their dealings with each other in the Product Forum;

(ii)	if the LFC has an issue that is to be considered by the Product Forum, it will communicate with the service provider members, providing them with appropriate details of the LFC’s position at that time and information which will facilitate open communication and collaboration on the issue;

(iii)	if the issue is not material the period for consultation may be relatively short and the manner of consultation more abbreviated. If the issue is material, then the period for consultation will be longer and the manner of consultation more fulsome, enabling reasonable time for service provider members to evaluate and respond to the LFC’s position on the issue. In determining the materiality of the issue and consequently the period and manner of consultation, the LFC will act reasonably and give due consideration to the likely impact of the issue on service providers generally;

(iv)	where appropriate, meetings will be held to allow a reasonable level of discussion of the views of the service provider members and the LFC’s position in response. The LFC and service provider members will ensure that appropriately qualified and empowered representatives attend these meetings;

(v)	although the Product Forum Processes will set out timeframes for the consultations, it is envisaged that the LFC and service provider members will meet and communicate as often as is reasonable within these timeframes to achieve the purpose of the Product Forum; and

(vi)	the Product Forum Processes will therefore also need to envisage evolution or change in the LFC’s position following or during any consultation. In this case, it may be necessary for the LFC to consult again on the issue if the evolution or change is relatively material.

(c)	During the Product Forum consultations, service provider members should aim to achieve consensus on issues where possible. If the service provider members are unable to reach consensus, then a formal vote may be required to determine the majority view of the service provider members. In such circumstances, there will be one equal vote per service provider member. The purpose of the vote will be to give the LFC a clear record of service provider members’ views and is not determinative of whether a particular issue is progressed further by the LFC in the change process. For the avoidance of doubt, where a service provider member has more than one representative at the Product Forum, the member will only be entitled to one vote.

26.	GENERAL

26.1	Entire agreement: This is the entire agreement between the parties in relation to the Services and supersedes all prior agreements, understandings and representations.

26.2	Notices: Every notice or other communication given under or in connection with this Agreement will be made in writing, addressed to the other party and personally delivered, posted by pre-paid registered mail or sent by fax or email to the address, fax number or email address of that party specified on the cover page of this Agreement, or such other address, fax number or email address as is notified by that party to the other party. No notice or communication will be effective until received. A notice or other communication sent:

(a)	by prepaid registered mail will be considered to have been received by the addressee three days after it was posted;

(b)	by fax will be considered to have been received by the addressee on the Business Day that it is sent or, if sent outside Business Hours, when Business Hours recommence; and

(c)	by email will be considered to have been received at the time that the email leaves the communications system of the sender, provided that the sender does not receive any related error message at the time of sending and has received an automated delivery receipt from the communications system of the recipient.

26.3	Relationship: Nothing expressed or implied in this Agreement will be deemed to constitute either party as the partner, agent or joint venturer of the other party.

26.4	Comply with laws: Each party will comply with the Civil Defence Emergency Management Act 2002, the Telecommunications Act 2001, the Telecommunications (Interception Capability) Act 2004 and all other applicable laws, and mandated industry standards and codes, at all times when performing its obligations and exercising its rights under this Agreement.

Chorus UFB Services Agreement
General Terms

26.5	Assignment: Either party may assign any of its rights and obligations under this Agreement to any other person, provided that it has obtained the prior written consent of the other party with such consent not to be unreasonably withheld. Any change in the effective management or control of the Service Provider or the Service Provider’s parent company, through whatever means, where management or control passes to a service provider (or a person who had management or control of a service provider) whose agreement with the LFC has been terminated for material breach or an insolvency event will be deemed an assignment of this Agreement requiring the LFC’s prior written consent.

26.6	Subcontracting: Each party may subcontract the performance of its obligations under this Agreement, but if it does so it will remain fully responsible and liable for ail work carried out by the contractor, all materials used by the contractor and all acts and omissions of the contractor.

26.7	Further assurances: Each party will (at its own expense) promptly do everything reasonably required to give full effect to this Agreement.

26.8	No waiver: No waiver by either party of its rights under this Agreement will be effective unless in writing and signed by that party. If either party delays or fails to enforce any of its rights under this Agreement, this will not constitute a waiver by that party of that or any other right available to it.

26.9	Remedies cumulative: The rights, powers and remedies in this Agreement are cumulative and are not exclusive of any rights, powers or remedies provided by law. The exercise of any of the rights, powers and remedies provided in this Agreement will not prejudice the exercise of any other right, power or remedy under this Agreement or at law.

26.10	Severability: If one or more of the terms of this Agreement is, or becomes, unenforceable, invalid or illegal for any reason, that term will be deemed to be modified to the extent necessary to remedy such unenforceability, invalidity or illegality. If this is not possible then that provision will be severed from this Agreement, without affecting the enforceability, validity or legality of any other term of this Agreement.

26.11	Governing law: This Agreement is governed by the laws of New Zealand. The parties submit to the non- exclusive jurisdiction of the Courts of New Zealand.

26.12	Interpretation: When interpreting this Agreement:

(a)	any reference to a party includes that party’s successors in title and permitted assigns (and, where the context permits, its personnel, contractors, agents and representatives);

(b)	a gender includes each other gender;

(c)	the singular includes the plural and vice versa;

(d)	any agreement not to do something constitutes an agreement not to suffer, permit or cause that thing to be done;

(e)	any reference to a consent requires the prior written consent of the person required to give that consent;

(f)	a reference to any legislation, policy or standard includes a modification of that legislation, policy or standard or, in the case of legislation, legislation enacted in substitution for that legislation and any regulation or other instrument issued or made under that legislation;

(g)	reference to a clause is to a clause of this Agreement, and any heading to a clause is included for ease of reference only and not to have any effect on interpretation;

(h)	the words include and including are deemed to be followed by the words “without limitation”;

(i)	reference to a person includes an individual, partnership, body corporate, association, trust, governmental or local authority, or any other entity, whether corporate or unincorporated;

(j)	where a word is defined, its other grammatical forms have a corresponding meaning;

(k)	all currency references are to New Zealand dollars and all amounts payable are payable in New Zealand dollars; and

Chorus UFB Services Agreement
General Terms

(l)	a reference to any day that is not a Business Day will be deemed to be a reference to the next Business Day.

27.	DEMERGER OF TELECOM

27.1	Notwithstanding anything in this Agreement:

(a)	should this Agreement be entered into before Separation Date:

(i)	Telecom New Zealand Limited may assign and transfer its rights and obligations as the LFC under this Agreement to Chorus2 on Separation Date and the consent of the Service Provider is not required to such assignment and transfer; and

(ii)	the LFC may terminate this Agreement on one month’s notice at any time after 1 July 2012 if the Separation Date does not occur by that date;

(b)	after Separation Date, this Agreement will be terminated by the LFC on 12 months’ notice should the Network Infrastructure Project Agreement (entered between Telecom Corporation of New Zealand Limited and Crown Fibre Holdings Limited and dated 24 May 2011) come to an end for any reason.

27.2	If the LFC terminates this Agreement under this clause 27:

(a)	any Service Order with a Minimum Service Term that has not yet expired will continue until the expiry of that Minimum Service Term (subject to the Service Provider’s continued payment of the Charges);

(b)	the LFC will, subject to clause 27.2(a), cease to fulfil, and terminate, all Service Orders and disconnect the Service Provider from the LFC Network at each Interconnection Point, so that the Service Provider is no longer able to receive the Wholesale Services;

(c)	the Service Provider will promptly remove the Service Provider’s equipment from each Interconnection Point and any other location within the possession or control of the LFC; and

(d)	each party will immediately return to the other party any information or other item that is in its possession and that belongs to the other party.

27.3	For the purposes of this clause 27:

Chorus2 means the New Zealand company that is established out of Structural Separation, and that undertakes the business of the supply of fixed access and aggregation services in New Zealand, as the owner and/or operator of a telecommunications network;

Final Court Orders means the final orders of the High Court of New Zealand in respect of Structural Separation made under section 236(1) of the Companies Act 1993;

Separation Date means the date upon which Structural Separation occurs in accordance with the Final Court Orders;

Structural Separation means the Court approved arrangement to effect the demerger and structural separation of the Chorus2 group from Telecom Corporation of New Zealand Limited.